Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele
VP — Corporate Affairs
704-557-4551

Investor Contact:	James E. Harris
Senior VP — CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
August 11, 2010	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports
Second Quarter and First Half 2010 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $12.0 million, or basic net income per share of $1.31, on net sales of $417.4 million for the second quarter of 2010, compared to net income of $12.2 million, or basic net income per share of $1.33, on net sales of $377.7 million for the second quarter of 2009. The results for the second quarter of 2010 included $4.7 million of after-tax losses ($7.8 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and $.4 million of after-tax gains ($.6 million on a pre-tax basis) from insurance recoveries on assets lost or damaged due to the Nashville, Tennessee area flood. The results for the second quarter of 2009 included $3.0 million of after-tax gains ($4.9 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges.
On a comparable basis, the Company earned $16.3 million in the second quarter of 2010, or comparable basic net income per share of $1.78, versus $9.2 million in the second quarter of 2009, or comparable basic net income per share of $1.00. The following table reconciles reported GAAP net income and comparable net income and basic net income per share for the second quarter of 2010 and 2009:

	Second Quarter
			Basic Net Income Per
	Net Income		Share
In Thousands, Except Per Share Amounts	2010	2009	2010	2009
Reported net income (GAAP)	$12,043	$12,187	$1.31	$1.33

Net (gain) loss on mark-to-market adjustments on fuel & aluminum hedges, net of tax	4,749	(2,954)	0.52	(0.32)
Impact of Nashville flood, net of tax	(372)	—	(0.04)	—
Other income tax changes	(99)	(52)	(0.01)	(0.01)

Total	4,278	(3,006)	0.47	(0.33)

Comparable net income (a)	$16,321	$9,181	$1.78	$1.00

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the second quarters of 2010 and 2009. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.
The Company earned $16.7 million, or basic net income per share of $1.82, on net sales of $764.9 million for the first half of 2010, compared to net income of $20.7 million, or basic net income per share of $2.26, on net sales of $714.0 million for the first half of 2009. The results for the first half of 2010 included $4.6 million of after-tax losses ($7.6 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges, the $.4 million of after-tax gain ($.6 million on a pre-tax basis) from the impact of the Nashville flood and a $.5 million increase in tax expense due to the change in tax law eliminating the tax deduction once available for Medicare Part D subsidies. The results for the first half of 2009 included $4.4 million of after-tax gains ($7.3 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and a $1.7 million decrease in income tax expense due to the settlement of prior tax positions with a state tax authority.
On a comparable basis, the Company earned $21.3 million in the first half of 2010, or comparable basic net income per share of $2.32, versus $14.7 million in the first half of 2009, or comparable basic net income per share of $1.61. The following table reconciles reported GAAP net income and comparable net income and basic net income per share for the first half of 2010 and 2009:

	First Half
			Basic Net Income Per
	Net Income		Share
In Thousands, Except Per Share Amounts	2010	2009	2010	2009
Reported net income (GAAP)	$16,703	$20,718	$1.82	$2.26

Net (gain) loss on mark-to-market adjustments on fuel & aluminum hedges, net of tax	4,600	(4,429)	0.50	(0.48)
Impact of Nashville flood, net of tax	(372)	—	(0.04)	—
Impact of change in tax law regarding Medicare Part D subsidy	464	—	0.05	—
Change in uncertain tax positions due to settlement of prior tax positions with a state taxing authority	—	(1,686)	—	(0.18)
Other income tax changes	(134)	132	(0.01)	0.01

Total	4,558	(5,983)	0.50	(0.65)

Comparable net income (a)	$21,261	$14,735	$2.32	$1.61

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first half of 2010 and 2009. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.
J. Frank Harrison, III, Chairman and CEO, said, “We are very pleased about our performance thus far in 2010. We have seen strong growth on both a top-line and comparable bottom-line basis. Our employees continue to deliver exemplary results in the face of a tough economic environment and our customers and consumers enjoyed our great brands at a rate that has outpaced performance in recent years. We are especially proud of these results given the severe flood in our Nashville market. More importantly, we are extremely proud of how our Nashville team, and our Company as a whole, served the needs of our fellow employees, our customers and the community. Our employees’ response to this disaster reflects great servant leadership in a time of crisis.”
William B. Elmore, President and COO, added, “Consumers in our franchise territories have faced unprecedented challenges; however, we continue to see signs of growing optimism. Our package / price strategies have seen win/win results with our retail partners even as unemployment rates in our territories have been some of the worst in the U.S. Further, our continuous improvement around operating cost efficiency continues to drive very strong results during a period of increased demand. We are very pleased with our performance in the first half of 2010 and are cautiously optimistic about the performance outlook for the balance of 2010.”

Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our cautious optimism about the performance outlook for the balance of 2010.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; the impact of recent volatility in the financial markets to access the credit markets; legislative changes that could affect distribution and packaging; the impact of recently announced and completed acquisitions of bottlers by their franchisors; obesity and other health concerns may reduce demand for the Company’s products; global climate change or legal, regulatory or market response to such change; ability to change distribution methods and business practices could be negatively affected by bottler disputes; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 3, 2010 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2010	2009	2010	2009
Net sales	$417,361	$377,749	$764,859	$714,010
Cost of sales	249,353	217,622	450,148	406,754

Gross margin	168,008	160,127	314,711	307,256
Selling, delivery and administrative expenses	138,190	129,449	267,234	255,437

Income from operations	29,818	30,678	47,477	51,819
Interest expense	8,802	9,935	17,612	19,193

Income before income taxes	21,016	20,743	29,865	32,626
Income taxes	7,612	7,825	11,326	10,885

Net income	13,404	12,918	18,539	21,741
Less: Net income attributable to the noncontrolling interest	1,361	731	1,836	1,023

Net income attributable to Coca-Cola Bottling Co. Consolidated	$12,043	$12,187	$16,703	$20,718

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.31	$1.33	$1.82	$2.26

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	6,999

Class B Common Stock	$1.31	$1.33	$1.82	$2.26

Weighted average number of Class B Common Stock shares outstanding	2,044	2,022	2,036	2,164

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.31	$1.32	$1.81	$2.25

Weighted average number of Common Stock shares outstanding — assuming dilution	9,225	9,203	9,217	9,189

Class B Common Stock	$1.30	$1.32	$1.80	$2.25

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,084	2,062	2,076	2,190

Coca-Cola Bottling Co. Consolidated
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
In Thousands

	July 4,	January 3,	June 28,
	2010	2010	2009
ASSETS
Current assets:
Cash	$17,801	$22,270	$37,953
Trade accounts receivable, net	133,034	92,727	103,971
Accounts receivable, other	39,752	21,114	38,297
Inventories	72,105	59,122	77,385
Prepaids and other current assets	30,583	35,016	32,753

Total current assets	293,275	230,249	290,359

Property, plant and equipment, net	317,140	326,701	325,820
Leased property under capital leases, net	49,202	51,548	53,906
Other assets	41,034	46,508	41,454
Franchise rights, goodwill and other intangibles, net	627,826	628,071	628,351

Total	$1,328,477	$1,283,077	$1,339,890

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and capital lease obligations	$8,856	$3,846	$6,114
Accounts payable and accrued expenses	189,646	158,136	198,075

Total current liabilities	198,502	161,982	204,189

Deferred income taxes	149,622	158,548	139,328
Pension, postretirement and other liabilities	198,469	196,274	210,888
Long-term debt and obligations under capital leases	595,349	597,178	639,065

Total liabilities	1,141,942	1,113,982	1,193,470
Stockholders’ equity	131,895	116,291	95,000
Noncontrolling interest	54,640	52,804	51,420

Total	$1,328,477	$1,283,077	$1,339,890